VIA FACSIMILE NO: (212) 226-8224
                                                          January 22, 1996
Andre Balazs
President
Marmont Hotel Group, Inc.
142 Greene Street
New York, New York 10012

        RE:    Landlord's Work at 99 Prince Street (the "Property")

Dear Andre:

Reference is made to my letter to you of December 6, 1995. Since that letter did not meet with your satisfaction, it is withdrawn and is superseded by this letter.

The funds you propose to advance in order to prepare the retail space in the Property for occupancy by J. Crew under the lease now being finalized ("J. Crew Lease")--whether for "Landlord's Work" or otherwise--will be unsecured. Sonesta will agree that up to $2 million of these funds shall be treated as pari passu with Sonesta's Capital Contributions under our "Partnership Agreement" only (i) when the "Commencement Date" under the J. Crew Lease has occurred, as evidenced by a statement signed by the Tenant under the J. Crew Lease which statement shall contain the information set forth in Article 38 of the J. Crew Lease and which shall otherwise certify that

        (a) there are not, to Tenant's knowledge, any defaults outstanding under the J. Crew Lease on the part of "Landlord" and/or "Owner";

        (b) that there are no existing set-offs or defenses against enforcement of the J. Crew Lease against the Tenant; and

        (c) further certifying that the "Commencement Date" and the "Substantial Completion Date" under the J. Crew Lease have occurred, and the "Phase II" portion of "Landlord's Work" has been completed;

and (ii) provided there are no liens on the Property regarding the work to prepare the retail space for J. Crew (or, if there is any possibility of such liens, that you have established reserves therefor reasonably acceptable to and under the sole control of "the Sonesta GP"). As with our letter agreement of November 15, 1995, you agree to be personally responsible for all such expenses you incur and, further, you agree to indemnify and hold harmless The Soho Hotel Company L. P. (the "Partnership"), including without limitation the Sonesta GP, from and against any costs, expenses, or liabilities in connection with any "Landlord's Work" (as such term is defined in the J. Crew Lease), or any other work you undertake under or pursuant to the J. Crew Lease, including, without limitation, any penalties, damages or credits the "Tenant" may be entitled to under the J. Crew Lease because the Landlord's Work, or any other work, was not completed properly or in a timely manner.

Andre Balazs
January 22, 1996
Page 2

Please give us an itemized budget of the work you intend to undertake under or in connection with the J. Crew Lease before that Lease is signed, so we both have a clear understanding of the scope and nature of the work involved.

This will also confirm your agreement to be personally responsible for any and all commissions payable to Edward S. Gordon & Co., Inc. and Lansco Corporation (the "Brokers"), and to otherwise indemnifiy and hold harmless the Partnership from and against any amount(s) claimed by any brokers regarding the J. Crew Lease. Any such amounts you fund shall be treated as pari passu with Sonesta's Capital Contributions on the same basis and subject to the same conditions--specifically, the conditions set forth in subsections (i) and (ii) above--as apply to the amounts you will be advancing in preparing the retail space under the J. Crew Lease.

You also agree that if the Sonesta GP funds any of the above-referenced costs or expenses regarding (i) the work to prepare the retail space for J. Crew, and/or
(ii) the commission(s) to the Brokers (or any other broker) either voluntarily or involuntarily, such funding shall be added to and considered part of its Capital Contribution under our Partnership Agreement. In the event that such funding by the Sonesta GP exceeds $200,000, in the aggregate, and such amounts funded by the Sonesta GP are not reimbursed to it by you within ten (10) days of written request, you agree that you shall be deemed thereafter to have waived your rights under subsection 1.7 (c) (ii) of our Partnership Agreement to receive the balance of sale proceeds realized from a sale of the Property by the Sonesta GP, and the provisions of said subsection 1.7 (c) (ii) shall be deemed revised to provide that after sale proceeds have been applied as set forth in subsection 1.7 (c) (i), remaining sale proceeds, if any, in excess of amounts required to pay expenses and debts of the Partnership, and transaction and liquidation costs of the Partnership, shall be distributed as follows: first, to reimburse you for all amounts you have funded pursuant to this letter agreement, up to $2 million, and then equally (50/50) to you and Sonesta.

With reference to your authorization to execute the J. Crew Lease, this will confirm that that Lease should not be signed until I have confirmed that it is in acceptable form and until this letter agreement has been counter-signed by you, as provided below, and returned to me. We understand that you hope to sign the J. Crew Lease as soon as it is ready for execution.

Further, you, as the "Balazs Partners" under our Partnership Agreement hereby agree to release the Sonesta GP, Sonesta International Hotels Corporation, and their respective directors, officers, employees, agents, subsidiaries, and affiliates from any and all claims, actions, causes of action, or liabilities that may arise regarding the performance or non-performance of any of the "Landlord's" or "Owner's" obligations under the J. Crew Lease, whether brought by the "Tenant" or otherwise, it being your understanding and ours that you will be solely responsible for performing the obligations of the Landlord/Owner under the J. Crew Lease and the agreement(s) pertaining thereto.

Except as set forth in this letter and our previous written agreements, you are not authorized to undertake any other work, or incur any other costs or expenses, in or in connection with the Property on behalf of the Partnership.

Andre Balazs
January 22, 1996
Page  3

If the foregoing is acceptable to you, kindly sign a copy of this letter and return it to me at your earliest convenience. This letter, when fully executed, will have the effect of amending our Partnership Agreement. Except as specifically modified by this letter, the terms and provisions of the Partnership Agreement shall remain in full force and effect.

                                                   Sincerely yours,


                                                   Peter J. Sonnabend
                                                   Vice President
                                                   Hotel Corporation of America

ACKNOWLEDGED AND AGREED TO

/S/
Andre Balazs, Individually and as President,
Marmont Hotel Group, Inc.

Date:  January  __, 1996